UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2012

Bio-Matrix Scientific Group, Inc.

(Exact Name of Company as Specified in Charter)

Delaware	0-32201	33-0824714
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4700 Spring Street, St 304

La Mesa California, 91942

 (Address of Principal Executive Offices, Zip Code)

Company’s telephone number, including area code: (619) 702-1404

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On June 6, 2012 Oregon Health & Science University (“OHSU”) granted to Regen BioPharma, Inc. (“Regen”), a wholly owned subsidiary of Bio-Matrix Scientific Group, Inc. (the “Company”), an exclusive option to enter into an agreement to be granted:

(a)

 an exclusive, worldwide, royalty bearing license to US patent No. 6,821,513 “Method for enhancing hematopoiesis” issued Nov. 23, 2004 (“Patent Rights”)   and

(b)

 a non-exclusive, worldwide, royalty bearing license to, among other items, all inventions that are the subject of the invention disclosure giving rise to, or that are described in, patent applications included in the Patent Rights that do not issue into patents. (“Know-How”).

Pursuant to an agreement entered into by and between Regen and OHSU on June 5, 2012(“Option Agreement”) , the Company will have a period of six months (“Term”)  in which to evaluate the Patent Rights and Know-How  and execute an exclusive, worldwide, royalty bearing license in the Field of Use under the Patent Rights and a non-exclusive, royalty bearing license in the Field of Use to use the Know-How to make, have made, offer to sell, sell and import Licensed Products for the Field of Use.

Field of Use is defined in the Agreement as all therapeutic uses related to treatment of diseases. Licensed Products are defined in the Option Agreement as  any method, procedure, service or process that incorporates, uses, used, is covered by, infringes or would infringe any of the Option Rights or the Know -How, as the case may be.

Pursuant to the Option Agreement, Regen is required to pay OHSU an option issue payment of $5,000 which shall be credited towards satisfaction of the upfront license issue payment payable provided Regen exercises the option granted herein and executes a license agreement within the Term.  The Option Agreement may be extended by mutual agreement for an additional 6 months for an additional option issue payment of $10,000 which may also be credited towards satisfaction of an upfront license issue payment.

The Option Agreement grants an option to Regen to execute an agreement upon substantially these terms and conditions (“License Agreement”) granting to Regen:

(1)

an exclusive  worldwide license to make, have made, use, offer to sell, sell and import Licensed Products for therapeutic uses related to treatment of diseases in humans and/or animals under the Patent Rights and

(2)

a non exclusive worldwide license to make, have made, use, offer to sell, sell and import Licensed Products for therapeutic uses related to treatment of diseases in humans and/or animals under the Know-How such licenses to commence upon the execution of a binding agreement between the parties and ending on the date when (a) the last patent and patent application included within the Patent Rights have expired, been abandoned, or been finally adjudicated as invalid or unenforceable by a non-appealable order; or (b) 10 years, whichever is later.

Pursuant to the License Agreement, if executed, Regen shall be obligated to make the following payments to OHSU:

1.

An upfront license issue payment of $35,000 payable 30 days from the effective date of the License Agreement

2.

$25,000 on the enrollment of the first patient in a Phase I clinical trial anywhere in the world for each Licensed Product.

3.

$150,000 on the enrollment of the first patient in a Phase III clinical trial anywhere in the world for each Licensed Product.

4.

$250,000 on the first regulatory approval anywhere in the world for each Licensed Product.

Regen shall also be obligated to pay the following royalties to OHSU pursuant to the License Agreement, if executed:

1) 2% Of Net Sales outside the Least Developed Countries; which percentage may be reduced in half where the Licensed Product embodies solely the Know-How and not the Patent Rights.

2) 0% Of Net Sales solely within any of the Least Developed Countries, so long as the Net Sales received by Regen and/or Sublicensees solely cover Regen's or Sublicensees' reasonable and documented direct costs to manufacture the Licensed Products ("Costs").

3) 1% Of Net Sales solely within any of the Least Developed Countries that exceed Costs.

“Least Developed Countries" means each country identified as a low-income economy by the World Bank Group and by the United Nations on their respective websites at the time the Licensed Product is transferred, and all other countries mutually agreed to in writing by OHSU and Regen. Net Sales" means the gross invoiced amount, and/or the monetary equivalent of any other consideration actually received by Regen and/or its Sublicensees, for the transfer of a Licensed Product, less certain expenses.

Commencing on the first January 1 to occur after the first Net Sale, and for each year thereafter, Regen will pay to OHSU minimum annual royalty of Ten Thousand Dollars (“Minimum Royalty”). Minimum Royalties will be credited against any subsequent royalty payments made by Regen, but only for the year in which the Minimum Royalty  was received.

The License Agreement, if executed, shall also require Regen to:

(a)

Pay OHSU a license maintenance payment of $1,000  by each anniversary of the effective date of the License Agreement  for the first four  years until the first Net Sale and a license maintenance payment of $5,000) by each anniversary of the effective date of the License Agreement beginning in year 5 until the first Net Sale

(b)

Pay a percentage of all remuneration received by Regen  from a Technology Sublicensee (any person or entity that directly or indirectly obtains any rights in or to the licensed technology from Regen to use the licensed technology to further develop or modify the licensed technology or to incorporate the licensed technology into such Technology Sublicensee’s products or services)  whether in the form of money, equipment, property, equity, debt financing or any other cash or noncash consideration, other than sales generating royalty payments to OHSU

(c)

Reimburse OHSU for all out-of-pocket costs and expenses incurred by OHSU in connection with the preparation, filing, prosecution, defense, including interference and opposition proceedings, and maintenance of the Patent Rights.

The foregoing descriptions are qualified in their entirety by reference to the Option Agreement  a copy of which appear as Exhibits 10.1 to this Form 8-K and is incorporated by reference to this Item 1.01.

Item 9.01 Financial Statements and Exhibits.

EXHIBIT INDEX

Ex.10.1	OPTION AGREEMENT

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIO-MATRIX SCIENTIFIC GROUP, INC.

By: /s/ David Koos

David Koos

Chief Executive Officer

Dated: June 6, 2012

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